 Exhibit 10.21.4

______________________________________________________________________________

AGREEMENT OF SUBLEASE

BETWEEN

KEMPHARM, INC., AS SUBLANDLORD,

AND

CIBER GLOBAL, LLC AS SUBTENANT

SUITE 108

CELEBRATION OFFICE CENTER I

1180 CELEBRATION BOULEVARD

CELEBRATION, FLORIDA 34747

______________________________________________________________________________

AGREEMENT OF SUBLEASE

This AGREEMENT OF SUBLEASE (this “Sublease”), made as of January 15, 2020, between KEMPHARM, INC., a Delaware corporation (the “Sublandlord”) and CIBER GLOBAL, LLC, a Michigan limited liability company (the “Subtenant”).

W I T N E S S E T H

WHEREAS, by that certain Office Lease dated as of November 3, 2014 (the “Original Lease”) between BRIDGE III FL CELEBRATION, LLC, a Delaware limited liability company, successor-in-interest to BRE/COH FL LLC, a Delaware limited liability company, (the “Prime Landlord”) and Sublandlord, as tenant, as amended by that certain First Amendment dated April 21, 2015 (the “First Amendment”), as further amended by that certain Second Amendment dated December 22, 2015 (the “Second Amendment”), and as further amended by that certain Third Amendment dated July 15, 2016 (the “Third Amendment” and together with the Original Lease, the First Amendment and the Second Amendment, the “Prime Lease”), Prime Landlord leased to Sublandlord Suite 103, Suite 104 and Suite 108 containing a total of approximately 17,074 rentable square feet (the “Premises”) and located on the first floor of the building known as Celebration Office Center I and located at 1180 Celebration Boulevard, Celebration, Florida 34747 (the “Building”), as more particularly described in the Prime Lease (a copy of the Prime Lease is annexed hereto as Exhibit A and made a part hereof); and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the Premises consisting of the approximately 6,302 rentable square feet contained in Suite 108 (the “Sublease Premises”) as depicted on Exhibit B attached hereto and made a part hereof, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

1.     Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Sublease Premises, subject to the terms and conditions set forth herein.

2.     Condition of Sublease Premises. On the Commencement Date (as hereinafter defined), Sublandlord shall deliver the Sublease Premises, and Subtenant agrees to accept the Sublease Premises, in its “AS IS, WITH ALL FAULTS” condition as of such date and Sublandlord shall not be obligated to alter, repair or perform any work or furnish any materials on or about the Sublease Premises in order to prepare the Sublease Premises for Subtenant’s use or occupancy or otherwise. Subtenant hereby acknowledges that Sublandlord has made no representations or warranties with respect to the condition of the Sublease Premises, including, without limitation the suitability of the Sublease Premises for Subtenant’s intended use, and that Sublandlord shall not, nor or at any time in the future, be required to make any expenditures whatsoever with respect to the Sublease Premises. It shall be the responsibility of Subtenant to maintain and keep the Sublease Premises in as good an order and condition as existed on the date hereof. Subtenant shall at Sublandlord’s written request promptly make, at Subtenant’s sole cost and expense, all repairs to the Sublease Premises or Building, whenever damage or injury thereto shall be caused by Subtenant or its employees, agents, contractors, licensees or invitees. If any maintenance or repair is not completed by Subtenant as outlined herein, and Sublandlord chooses to perform said maintenance or repair, then Subtenant shall promptly reimburse Sublandlord upon demand for any costs and expenses incurred by Sublandlord in taking any such action. This obligation shall survive the expiration or earlier termination of the Sublease.

3.     Term of Sublease. The term (“Term”) of this Sublease shall commence on the date on which Prime Landlord executes the Prime Landlord Consent in accordance with Section 4 hereof, or March 1, 2020 (the “Commencement Date”) and shall expire at noon on February 28, 2026 (the “Expiration Date”), unless this Sublease is sooner terminated by operation of law or pursuant to any of the terms, covenants or conditions of this Sublease. The “Rent Commencement Date” as such term is used in this Sublease shall be the date the Prime Landlord Consent has been fully executed in accordance with Section 4 hereof. Notwithstanding the foregoing, Subtenant acknowledges that (x) such installation is subject to the terms and conditions of this Sublease, including, without limitation, Section 16, and (y) Subtenant shall not be permitted to enter the Sublease Premises until Subtenant has delivered to Sublandlord the insurance certificates required hereunder and paid the first installment of Fixed Rent and the Security Deposit as provided in Section 5 hereof, and the Prime Landlord Consent has been fully executed in accordance with Section 4 hereof.

4.     Prime Landlord’s Consent. Notwithstanding anything in this Sublease to the contrary, this Sublease is subject to and conditioned upon Sublandlord obtaining the written consent of Prime Landlord to this Sublease, in accordance with the provisions of the Prime Lease (the “Prime Landlord Consent”). Subtenant agrees to promptly execute and deliver a consent agreement in a form reasonably requested by Prime Landlord, provided that such consent does not contain any provisions that would materially increase the obligations of either party under this Sublease, or increase in any fashion the amount to be paid hereunder by Subtenant. Sublandlord shall in no event be required to (A) incur any cost or expense in connection with such consent, except any fees, costs and/or expenses incurred or imposed by Prime Landlord under the Prime Lease in connection with granting such consent and/or reviewing Sublandlord’s request for such consent, (B) alter any of the provisions of the Prime Lease, or (C) commence any action or proceedings against Prime Landlord. Subtenant shall (i) cooperate with Sublandlord and use commercially reasonable efforts to assist Sublandlord in obtaining such consent as soon as practicable and (ii) provide all information concerning Subtenant that Prime Landlord shall reasonably require in connection with Sublandlord’s request for such consent. If such consent is refused, or conditioned in such a manner not acceptable to Sublandlord, or if Prime Landlord shall otherwise fail to grant such consent by the date that is thirty (30) days following the date of this Sublease, then either party may, by written notice to the other, given at any time prior to the granting of such consent, terminate and cancel this Sublease, provided that if Prime Landlord consents in a manner acceptable to Sublandlord, then neither party’s right of termination shall be of any further effect. Upon the timely delivery of such written notice of termination in accordance with the terms hereof, neither party shall have any further rights or obligations hereunder, except for those rights and obligations expressly set forth herein to survive the expiration or earlier termination of this Sublease. In addition, the Sublandlord shall promptly return to Subtenant any Rent prepaid.

5.     Rent.

A.     Subtenant covenants and agrees to pay to Sublandlord fixed rent (“Fixed Rent”) for the Term in the amount of $955,194.14 as follows:

Period	Monthly Installment*	Period Rent*
Rent Commencement Date 3/1/2020 through 2/28/2021	$12,304.66	$147,655.86
3/1/2021 through 2/28/2022	$12,677.52	$152,130.28
3/1/2022 through 2/28/2023	$13,055.64	$156,667.72
3/1/2023 through 2/28/2024	$13,449.52	$161,394.22
3/1/2024 through 2/28/2025	$13,848.65	$166,183.74
3/1/2025 through 2/28/2026	$14,263.53	$171,162.32
		Total Fixed Rent: $955,194.14

*Plus applicable Florida sales tax.

†The rent table above assumes a Rent Commencement Date of 3/1/2020. If the Rent Commencement Date occurs on a day other than the first day of a calendar month, Fixed Rent for such partial month shall be prorated on a per diem basis.

The monthly installments of Fixed Rent shall be due and payable on the first day of each month of the Term commencing on the Rent Commencement Date. Notwithstanding anything in the Prime Lease or Sublease to the contrary, the Fixed Rent shall not be abated or reduced for any reason. Subtenant shall pay to Sublandlord $25,615.52 upon execution of this Sublease, which is comprised of the Security Deposit ($12,807.76) and the first monthly installment of Fixed Rent ($11,947.54) plus applicable Florida sales tax ($860.22).

B.     All of the amounts payable by Subtenant pursuant to this Sublease, including, without limitation, the Fixed Rent and all other fees, costs, expenses, charges, sums and deposits payable by Subtenant to Sublandlord hereunder shall constitute “Rent” under this Sublease and such Rent shall be payable to Sublandlord or its designee at such address as Sublandlord shall from time to time direct in writing.

C.     Subtenant shall promptly pay the Rent as and when the same shall become due and payable without setoff, offset or deduction of any kind whatsoever and, in the event Subtenant shall fail to pay same when due, Sublandlord shall, in addition to all of the rights and remedies provided for in this Sublease and/or at law or in equity, have all of the rights and remedies provided for in the Prime Lease in the case of non-payment of any rent due thereunder. Except as expressly set forth herein, Subtenant’s obligation to pay Rent shall survive the expiration or sooner termination of this Sublease.

D.     If Sublandlord shall be charged with respect to the Sublease Premises for overtime, excess consumption, or other services requested by Subtenant, then Subtenant shall be liable for such costs, sums or charges. Sublandlord shall provide Subtenant written substantiation of any and all such costs, sums, or charges.

6.     Use. Subtenant shall not use or occupy the Sublease Premises for any purpose other than as permitted by the Prime Lease, and Subtenant shall not use or occupy the Sublease Premises in violation of any provision set forth in the Prime Lease, including, without limitation, Section 1.7 of the Original Lease.

7.     Subordination to and Incorporation of the Prime Lease.

A.     This Sublease and all of Subtenant’s rights hereunder are and shall remain in all respects subject and subordinate to (i) all of the terms, conditions and provisions of the Prime Lease, (ii) any and all amendments, supplements or modifications to the Prime Lease hereafter made between Prime Landlord and Sublandlord, and (iii) any and all matters to which the tenancy of Sublandlord, as tenant under the Prime Lease, is subordinate. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provisions. Subtenant hereby acknowledges and agrees that it has been furnished with a true, correct and complete copy of the Prime Lease and is familiar with the terms and conditions set forth therein. To the extent that the terms of the Sublease and the Prime Lease conflict, the terms of this Sublease shall control, provided that this Sublease shall not be construed to modify the terms of the Prime Lease or limit any rights of Prime Landlord or Sublandlord under the Prime Lease.

B.     Except as otherwise expressly provided in this Sublease, Subtenant assumes and shall keep, observe and perform every term, provision, covenant and condition on Sublandlord’s part pertaining to the Sublease Premises that is required to be kept, observed and performed pursuant to the Prime Lease and which arises or accrues during the term of this Sublease, except that Fixed Rent shall be paid in lieu of Base Rent, Tenant’s Share of the Expense Excess, and Tenant’s Share of the Tax Excess. Any right or option to renew, extend or terminate the Prime Lease or expand or contract the Premises, shall have no force and effect as between Sublandlord and Subtenant and which rights are reserved solely by Sublandlord who may elect to exercise or not exercise such rights in Sublandlord’s sole and absolute discretion.

C.     Except as otherwise expressly provided in this Sublease, the terms, provisions and conditions contained in the Prime Lease are incorporated in this Sublease by reference and are made a part hereof as if herein set forth at length, the term “Sublandlord” being substituted for the term “Landlord” under the Prime Lease, the term “Subtenant” being substituted for the term “Tenant” under the Prime Lease, the term “Sublease” being substituted for the term “Lease” under the Prime Lease, the term “Fixed Rent” being substituted for the term “Base Rent” under the Prime Lease and the term “Sublease Premises” being substituted for the term “Premises” under the Prime Lease, and the terms “Commencement Date” “Rent Commencement Date” “Expiration Date” “Security Deposit” “Term” and “Broker” having the meaning set forth in this Sublease. The parties agree that the following provisions of the Prime Lease are not so incorporated herein by reference (although any terms used in the Prime Lease which are defined in such provisions are incorporated in this Sublease by reference to the extent such terms are used in the provisions of the Prime Lease which are incorporated herein by reference): Original Lease: Section 1.15 (Tenant Improvements), Section 6.3 (Interruption), Section 14.8 (Permitted Transfers), Section 21.2 (Security Deposit Reduction), Section 25.2 (Force Majeure), Section 25.7 (Brokers), Exhibit B (Work Letter), Exhibit E (Right of First Offer), and Exhibit F (Potential Offering Space); First Amendment: Section 7.2 (Responsibility for Improvements) and Exhibit B (Work Letter); Second Amendment: Section 4 (Additional Security Deposit), Section 7.2 (Responsibility for Improvements), Section 9 (Extension Options), Section 10 (Right of Refusal), Section 11.4 (Signage), Section 11.6 (Landlord’s Waiver and Consent), Exhibit B (Work Letter), and Exhibit D (Landlord’s Waiver and Consent); and Third Amendment: Section 2, last paragraph (Rent Abatement), Section 3 (Additional Security Deposit), Section 6.2 (Responsibility for Improvements), Section 7.4 (Extension Options), and Exhibit B (Work Letter).

D.     The time limits set forth in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purposes of incorporation into this Sublease, by lengthening or shortening the same in each instance by the lesser of (i) five (5) days, or (ii) one-half of the applicable time limit set forth in the Prime Lease, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within two (2) business days prior to the expiration of the time limit, taking into account the applicable grace period, if any, relating thereto contained in the Prime Lease. Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Sublease Premises or the use or occupancy thereof after receipt of same from Prime Landlord.

E.     Sublandlord shall have, in addition to all rights and remedies set forth in this Sublease, the same rights and remedies with respect to a breach of this Sublease by Subtenant as Prime Landlord has with respect to a breach of the Prime Lease as if the same were more fully set forth at length herein, and Sublandlord shall have, with respect to Subtenant, this Sublease and the Sublease Premises, all of the rights, powers, privileges and immunities as are possessed by Prime Landlord under the Prime Lease in addition to all of the rights, powers, privileges and immunities of Sublandlord set forth in this Sublease. Sublandlord herein shall not be responsible for any breach of the Prime Lease by Prime Landlord or any non-performance or non-compliance with any provisions thereof by Prime Landlord, provided that Sublandlord shall comply with the provisions of Section 12 hereof.

F.     If the Prime Lease is terminated for any reason other than a default of Sublandlord under the Prime Lease which was not otherwise caused by Subtenant’s default hereunder, Sublandlord shall not be liable in any manner whatsoever for such termination. Sublandlord shall immediately forward to Subtenant any default or termination notice with respect to the Prime Lease received by Sublandlord and this Sublease shall terminate in the event of any such termination of the Prime Lease. Subtenant shall forward to Sublandlord, promptly upon receipt thereof by Subtenant or delivery to Prime Landlord, a copy of each notice of default or in any way affecting the Prime Lease or the Sublease Premises received by Subtenant from Prime Landlord or sent by Subtenant to Prime Landlord under the Prime Lease.

G.     So long as this Sublease is in effect and Subtenant is not in default, Sublandlord shall not take or omit to take any action that would constitute a default under the Prime Lease.

H.     Subtenant hereby expressly agrees that the obligations of indemnity and any duty to defend on the part of the “Tenant” described in the Prime Lease shall be for the benefit of both Sublandlord and Prime Landlord, and with reference to the waivers of subrogation set forth in the Prime Lease, Subtenant hereby agrees that the waiver described therein as they pertain to Subtenant shall be for the benefit of both Sublandlord and Prime Landlord. All waivers of claims and limitations of liability against or releases or exculpations of Prime Landlord contained in the Prime Lease shall run in favor of both Prime Landlord and Sublandlord.

8.     Attornment. Notwithstanding anything to the contrary set forth in this Sublease, if the Prime Lease and Sublandlord’s leasehold interest in the Sublease Premises shall be terminated, Subtenant shall, if so requested in writing by Prime Landlord, attorn to Prime Landlord and shall, during the term of this Sublease, perform all of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed. In the event of any such attornment, Prime Landlord shall not be (A) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublandlord), (B) subject to any offsets or defenses which Subtenant might have against any prior sublessor (including without limitation, Sublandlord), (C) bound by any Rent which Subtenant might have paid more than thirty (30) days in advance of when due hereunder to any prior sublessor (including, without limitation, Sublandlord), (D) bound by any obligation to make any payment to or on behalf of Subtenant for any obligation which accrued hereunder prior to termination of the Prime Lease, (E) bound to return the Security Deposit, if any, until the Security Deposit has come into Prime Landlord’s actual possession and Subtenant is entitled to such Security Deposit pursuant to the provisions of this Sublease, or (F) bound by any amendment or modification of this Sublease made without Prime Landlord’s consent. The foregoing shall be self-operative without the necessity of the execution of any further instruments but Subtenant agrees, upon the demand of Prime Landlord, to execute, acknowledge and deliver any instrument or instruments confirming such attornment.

9.     Quiet Enjoyment. Sublandlord covenants that as long as Subtenant shall pay the Rent due hereunder and shall duly perform all of the terms, covenants and conditions of this Sublease on Subtenant’s part to be performed and observed in each case prior to the expiration of all applicable notice, grace and cure periods, Subtenant shall peaceably and quietly have, hold and enjoy the Sublease Premises during the Term without molestation or hindrance by Sublandlord, subject to the terms, provisions and conditions of the Prime Lease and this Sublease and Landlord’s rights under the Prime Lease.

10.     Representations and Warranties.

A.      Sublandlord represents and warrants to Subtenant as of the date hereof that, (i) subject to obtaining the Prime Landlord Consent, Sublandlord has full right, power and authority to enter into this Sublease and perform its obligations and consummate the transactions contemplated hereunder, and (ii) this Sublease has been duly executed and delivered by Sublandlord and constitutes a valid and binding agreement of Sublandlord, enforceable against Sublandlord in accordance with the terms.

B.     Subtenant represents and warrants to Sublandlord as of the date hereof that (i) Subtenant has full right, power and authority to enter into this Sublease and perform its obligations and consummate the transactions contemplated hereunder, and (ii) this Sublease has been duly executed and delivered by Subtenant and constitutes a valid and binding agreement of Subtenant, enforceable against Subtenant in accordance with the terms hereof.

11.     Landlord Obligations. The Prime Lease describes Prime Landlord’s duties and obligations. Notwithstanding anything in this Sublease to the contrary, Subtenant expressly agrees that Sublandlord is not obligated to perform any of Prime Landlord’s obligations or duties. Without limiting the foregoing, except as provided in Section 12 hereof, Subtenant agrees that Sublandlord shall have no obligation to render or supply any services to Subtenant or perform any other obligations under the Prime Lease, including, without limitation (A) the furnishing of utilities, services, electricity, heat, ventilation, water, air conditioning, elevator service, access, lighting, amenities, parking, signage, janitorial cleaning, window washing or rubbish removal services, (B) making any alterations, maintenance, repairs, construction, improvements or restorations, (C) complying with any laws or requirements of any governmental authorities, (D) procuring any insurance or providing any indemnification, (E) taking any action that Prime Landlord has agreed to provide, make, comply with or take, or cause to be provided, made, complied with or taken under the Prime Lease, or (F) giving any reimbursements or abatements that Landlord has agreed to under the Prime Lease (collectively “Landlord’s Obligations”). Subtenant hereby agrees that Subtenant shall look solely to the Prime Landlord for the performance of any and all Landlord’s Obligations, subject to the terms and conditions of this Sublease. Sublandlord shall in no event be liable to Subtenant, nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on Prime Landlord’s part in furnishing Landlord’s Obligations, unless such failure or delay results from Sublandlord’s willful misconduct or default under Section 12 hereof and/or default under the Prime Lease (which default is not the result of or attributable to, any corresponding default of Subtenant under this Sublease).

12.     Enforcement of Prime Lease Against Prime Landlord. If Prime Landlord shall default in any of its obligations to Sublandlord with respect to the Sublease Premises beyond all applicable notice and cure periods, Sublandlord shall not be obligated to bring any action or proceeding or to take any steps to enforce Sublandlord’s rights against Prime Landlord other than, upon the written request of Subtenant, making a demand upon Prime Landlord to perform its obligations under the Prime Lease with respect to the Sublease Premises. If, after receipt of such notice, Prime Landlord does not perform its obligations under the Prime Lease, and such failure goes uncured for thirty (30) days, Subtenant may declare a default and pursue all remedies provided in the Prime Lease. In no event shall Sublandlord incur any liability, or otherwise be responsible, nor shall there be any set-off, deduction or abatement of Rent, arising from Prime Landlord’s failure to comply with its obligations or duties.

13.     Default By Subtenant; Remedies.

A.     Subtenant agrees that each of the following events shall be considered an “Event of Default” hereunder:

1.     Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or order shall not have been vacated or stayed or set aside within thirty (30) days from the date of the entry or granting thereof; or

2.     Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension, or is adjudicated insolvent; or

3.     Subtenant has filed against it a petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, and such petition shall not have been dismissed within thirty (30) days from the filing thereof; or

4.     Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or

5.     Subtenant shall admit in writing its inability to pay its debts as they become due; or

6.     A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within thirty (30) days from the date of entry or granting thereof; or

7.     Subtenant shall fail to make any payment of Rent required to be made by Subtenant hereunder when due as herein provided and such failure goes uncured for ten business days after receipt of written notice of such failure by Sublandlord; or

8.     Subtenant shall default with respect to lien claims as set forth in Section 16 of this Sublease or shall default in securing insurance or in providing evidence of insurance as set forth in Section 17 of this Sublease and either such default shall continue for three (3) days after notice thereof in writing to Subtenant; or

9.     Subtenant shall, by its act or omission to act, cause a breach or default under the Prime Lease; or

10.     Subtenant shall fail to perform any of the other covenants and agreements in the Prime Lease or this Sublease to be kept, observed and performed by Subtenant.

B.     If an Event of Default shall have occurred, Sublandlord shall have, in its sole discretion, the right to pursue all available remedies at law and equity and shall also be permitted to pursue any rights and remedies set forth in the Prime Lease, including without limitation Section 19 of the Original Lease, against Subtenant, the Sublease or the Sublease Premises, as the case may be. In addition, in the event Subtenant fails to observe or perform any of the terms, covenants, conditions and agreements of this Sublease or the Prime Lease, Sublandlord shall have the right to cure such default. Subtenant shall reimburse Sublandlord as additional Rent, within ten (10) days of written demand therefor, any and all amounts reasonably expended by Sublandlord to cure any such default by Subtenant. No termination of this Sublease, by operation of law or otherwise, and no repossession of the Sublease Premises or any part thereof, and no reletting of the Sublease Premises or any part thereof, and no payment of any amounts by Subtenant as damages, except to the extent of such payment, and the exercise by Sublandlord of any of its other rights under this Section 13 shall relieve Subtenant of either (i) its other liabilities and obligations hereunder, all of which shall survive the exercise of Sublandlord’s remedies, or (ii) any other liabilities under this Sublease which by express provision of this Sublease survive the exercise of Sublandlord’s remedies.

C.     The remedies described in this Section 13 and the Prime Lease are cumulative and in addition to and without waiver of all remedies allowed Sublandlord by this Sublease, case law, common law and/or statute now or hereafter in effect, and are not mutually exclusive. Subtenant agrees that the rights and remedies granted Sublandlord in this Section 13 are commercially reasonable.

14.     Assignment, Subletting and Encumbrances.

A.     Without the prior written consent of Sublandlord, which consent may be withheld in Sublandlord’s sole and absolute discretion with or without cause, and Prime Landlord, to the extent required under the Prime Lease, Subtenant shall not (i) assign this Sublease (by operation of law or otherwise), (ii) sub-sublease all or any part of the Sublease Premises, (iii) mortgage, pledge, hypothecate or otherwise encumber its interest in this Sublease or the Sublease Premises or any interest therein, (iv) grant any concession, license or otherwise permit the Sublease Premises to be used or occupied by anyone other than Subtenant, or (v) take any other such action that is in violation of the Prime Lease, including, without limitation, Section 14 of the Original Lease. Any such assignment, sublease, mortgage, pledge, hypothecation or other encumbrance of or under this Sublease without such prior written consent shall be invalid and without force and effect and shall constitute an immediate Event of Default which is not subject to cure.

B.     Any proposed assignment of this Sublease, or sub-subletting of the Sublease Premises, shall be subject to and conditioned upon compliance by Subtenant with the terms and conditions of the Prime Lease.

C.     If this Sublease is assigned, or if the Sublease Premises or any part thereof is sub-sublet or occupied by anyone other than Subtenant, whether or not Subtenant shall have been granted any consent, Sublandlord may, after default by Subtenant which continues beyond the expiration of all applicable notice, grace and cure periods, collect rent and other charges from such assignee, sub-sublessee or other occupant, and apply the net amount collected to Rent and other charges herein reserved, but no such assignment, sub-subletting, occupancy or collection shall be deemed to be a waiver of the requirements of this Section 14 or an acceptance of the assignee, sub-sublessee or other occupant as sub-sublessee under this Sublease. No consent by Sublandlord to an assignment or subletting shall in any way be construed to relieve Subtenant from obtaining consent to any further assignment or sub-subletting. In each sub-subletting permitted by the Prime Lease, and this Section 14, and in each further sub-subletting with the consent of Sublandlord and Prime Landlord, Subtenant shall include, or cause to be included, in the sub-sublease a provision prohibiting the assignment of the sub-sublease or sub-subletting thereunder without the consent of Sublandlord and Prime Landlord in each instance. No assignment or sub-subletting shall, in any way, release, relieve or modify the liability of Subtenant under this Sublease and Subtenant shall be and remain liable under all of the terms, conditions, and covenants hereof.

D.           If Subtenant shall at any time request the consent of Sublandlord to any proposed assignment of this Sublease, sub-subletting, or other third party use of all or any portion of the Sublease Premises, Subtenant shall pay on demand the costs and expenses incurred by Sublandlord and Prime Landlord, including, without limitation, architects’, engineers’ and reasonable attorneys’ fees and disbursements, charges under the Prime Lease, and a reasonable administrative fee for review and/or preparation of documents in connection with any proposed or actual assignment of this Sublease or sub-subletting of the Sublease Premises or any part thereof.

15.     Indemnification.

A.      Subject to the terms and provisions of Section 15(B) hereof, Sublandlord, Prime Landlord and the employees, agents, contractors, licensees and invitees of each (collectively, “Indemnified Parties”), shall not be liable to Subtenant, and Subtenant shall indemnify and hold harmless the Indemnified Parties from and against any and all suits, claims, demands, liabilities, damages, costs and expenses of every kind and nature (including, without limiting the generality of the foregoing, reasonable attorneys’ fees, disbursements and court costs, penalties and fines suffered or paid by Prime Landlord and/or Sublandlord in any action or proceeding between or among Subtenant and Prime Landlord and/or Sublandlord, any third party and/ Prime Landlord and/or Sublandlord, or otherwise) arising out of the following:

1.     any injury or damage to any person happening in the Sublease Premises, or for any injury or damage to the Sublease Premises, Building or the Furniture (as hereinafter defined), or to any property of Subtenant or of any other natural person or persons, partnership, corporation, limited liability company, firm, association or other form of business or legal association or entity (each, a “Person”) on or about the Sublease Premises, but in all of the aforementioned cases, only to the extent any such damage or injury is not cause by the negligent acts or omissions of Sublandlord or Prime Landlord, or by Sublandlord or Prime Landlord’s failure to abide by the terms and conditions of the Sublease or the Prime Lease, as applicable;

2.     default by Subtenant in the payment of the Rent or any other default by Subtenant in the observance or performance of, or compliance with any of the terms, provisions or conditions of this Sublease or the Prime Lease, including, without limitation, such matters relating to obtaining the possession of the Sublease Premises following any such default;

3.     the exercise by Subtenant or any Person claiming through or under Subtenant of any claims against Prime Landlord not permitted by this Sublease;

4.     any holdover beyond the expiration or sooner termination of the Term of this Sublease; or

5.     any negligent or willful acts or omissions of Subtenant or of any employees, agents, contractors, licensees or invitees of Subtenant or any such Person, in or about the Sublease Premises or the Building.

B.     Subtenant’s obligations in this Section 15 are in addition to, not in lieu of, the indemnity obligations in the Prime Lease and all of the foregoing obligations shall survive the expiration or earlier termination of this Sublease.

16.     Alterations.

A.     Notwithstanding anything to the contrary in the Prime Lease, Subtenant shall make no alterations, installations, additions, changes or improvements (collectively, “Alterations”) in or about the Sublease Premises without the prior written consent of Sublandlord and Prime Landlord, in each instance, which consent shall not be unreasonably withheld. Any Alterations consented to by Sublandlord shall be performed by Subtenant at its sole cost and expense and in compliance with all of the provisions of this Sublease and the Prime Lease, including, without limitation, Section 7 of the Original Lease and any other provisions that may require the Prime Landlord’s consent, and also in compliance with any other reasonable requirements of Sublandlord and Prime Landlord. To the extent required under the Prime Lease, Subtenant shall pay to Prime Landlord any and all amounts payable to Prime Landlord in connection with Prime Landlord’s review and/or inspection of (a) any plans and/or specifications relating to any proposed Alterations, and (b) any Alterations during and subsequent to the making thereof.

B.     Subtenant shall be responsible for the payment of all repairs, replacements and maintenance costs in and to the Sublease Premises that would otherwise have been the responsibility of Sublandlord absent this Sublease, including, without limitation, costs for any repairs due to work performed by Subtenant, the installation, use or operation of the Sublease Premises by Subtenant, the moving of any property of Subtenant in or out of the Sublease Premises, and any act, omission, neglect or misuse by Subtenant or any of its employees, agents, contractors, invitees or licensees, and any fees due to Prime Landlord under the Prime Lease in connection with the performance of such repairs.

C.     Prior to commencing any Alterations, Subtenant shall obtain builder’s risk, general liability, and other insurance in form and amount satisfactory to Sublandlord (and also to the extent required by the Prime Lease or Prime Landlord). No Alterations shall be commenced until Subtenant has delivered to Sublandlord certificates of insurance or other evidence of insurance satisfactory to Sublandlord and Prime Landlord.

D.     Subtenant shall keep the Sublease Premises and all parts thereof at all times free of mechanic’s liens and any other lien for labor, services, supplies, equipment or material purchased or procured, directly or indirectly, by or for Subtenant, including, without limitation, all and any Alterations, (collectively, “Subtenant’s Work”). Subtenant further agrees that, with respect to Subtenant’s Work, Subtenant shall promptly pay, satisfy, bond against and/or discharge all liens of contractors, subcontractors, mechanics, laborers, materialmen, and other items of like character and provide such security to Sublandlord as it may require or Prime Landlord as is required under the Prime Lease. Further, without limiting Subtenant’s other indemnity obligations under the Prime Lease or Sublease, Subtenant shall indemnify, defend (by counsel acceptable to Sublandlord and Prime Landlord) and hold Sublandlord and Prime Landlord harmless against (i) all costs and expenses incurred by Sublandlord or Prime Landlord in respect of any such lien and in the defense of any suit in discharging the Sublease Premises or any part thereof from any liens, judgments, or encumbrances relating to Subtenant’s Work, (ii) claims or demands of any of Subtenant’s contractors or subcontractors or anyone claiming by, through or under any such party, related to the completion of the Subtenant’s Work, and (iii) liability for injury, loss, accident, or damage to any person or property, including, without limitation, bodily injury and/or death, and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without limitation, reasonable counsel fees) arising from the acts or omissions of Subtenant, its agents, employees, contractors or subcontractors, in completing the Subtenant’s Work. All materialmen, contractors, mechanics and laborers are hereby charged with notice that they must look solely to Subtenant, and not to Sublandlord, Prime Landlord or their interest in the Sublease Premises, Premises or Building, to secure the payment of any bill for work done or material furnished at the request or instruction of Subtenant.

E.     Subtenant’s Work shall be completed in a good and workmanlike manner and in compliance with all applicable laws and all lawful ordinances, regulations, orders, permits and approvals of governmental authority and insurers of the Sublease Premises. Sublandlord and Prime Landlord shall have the right, in their sole and absolute discretion, to approve all subcontractors and contractors used by Subtenant in connection with Subtenant’s Work.

F.     Subtenant shall not remove the Subtenant’s Work upon the expiration or earlier termination of the Sublease, unless required by the Prime Landlord including without limitation pursuant to the terms of the Prime Lease. Notwithstanding the foregoing, prior to the expiration of the Sublease Term, Subtenant shall remove at its sole cost and expense all of its all wiring and cabling from the point of origin to the termination point, including without limitation any low voltage telecommunications/data cabling and wiring used by Subtenant, and Subtenant shall repair any damage caused by such removal.

17.     Insurance.     Subtenant, at Subtenant’s sole cost and expense, shall maintain for the benefit of Sublandlord and Prime Landlord such policies of insurance (and in such form) as are required of Sublandlord by the Prime Lease with respect to the Sublease Premises during Subtenant’s use and occupancy thereof, including, without limitation, Section 10 of the Original Lease, which policies shall be reasonably satisfactory to Sublandlord as to coverage and insurer, provided that Subtenant shall, at its sole cost and expense, maintain during the Sublease Term each of the following insurance policies, as follows: (a) commercial general liability insurance, including blanket contractual liability, with limits of not less than $1 Million per occurrence and $2 Million in the aggregate, protecting Sublandlord, Prime Landlord and Subtenant against all claims and liabilities for injury or damage to persons or property occurring in, on or about the Sublease Premises or the Building, caused by or resulting from or in connection with any act or omission of Subtenant and/or Subtenant’s employees, agents, contractors, licensees or invitees, (b) commercial automotive liability with limits of not less than $1 Million per occurrence, (c) property insurance covering all of Subtenant’s property located on or about the Premises or Building, and (d) Subtenant worker’s compensation insurance with at least statutory minimum required limits. Each of the aforesaid Subtenant’s insurance policies shall be upon terms and conditions as approved by Sublandlord, provided however Subtenant agrees to maintain such policies with insurers and with amounts, forms, terms, conditions and endorsements which shall be in compliance with the requirements of the Prime Lease should the Prime Lease requirements exceed those required in this Sublease; and shall contain an endorsement on all such policies that insurer shall provide at least thirty (30) days prior written notice to Sublandlord of material changes in terms of insurance or cancellation thereof, which shall be written with insurance companies reasonably acceptable to Landlord and Sublandlord and licensed to do business in the state where the Sublease Premises is located. Subtenant shall include Sublandlord, Prime Landlord and any other parties required by Sublandlord as “additional insureds” on all liability insurance policies required to be maintained by Subtenant, shall provide for a waiver of subrogation against Sublandlord and Prime Landlord on all property insurance policies required to be maintained by Subtenant, shall provide Sublandlord and Prime Landlord with duplicate originals of all policies and endorsements or a certificate thereof, and shall provide Sublandlord notices and other documents provided to Prime Landlord in satisfaction of the requirements of the Prime Lease at such time as the same are provided to the Prime Landlord.

18.     Access to Sublease Premises; Right to Make Repairs. In the event Sublandlord shall require access to the Sublease Premises to perform any of its obligations under the Prime Lease or to show the Sublease Premises to proposed subtenants or for any other reasonable purpose, Subtenant hereby agrees that it shall provide immediate access to Sublandlord and any prospective subtenants, and the affiliates, agents, brokers, and representatives of each of the foregoing upon one (1) hour prior notice which may be oral or written. In addition, Subtenant agrees to provide access to the Sublease Premises to Sublandlord, Prime Landlord, their agents and contractors, as required under the Prime Lease. In addition, the event Subtenant fails to perform any of its obligations under this Sublease or the Prime Lease with respect to the maintenance, repair, replacement and/or restoration of the Sublease Premises, Building or Furniture (as hereinafter defined), then, in either such event, Sublandlord may immediately re-enter the Sublease Premises for the purpose of making such correction, and may, but shall not be required to, make such correction. In any such event, Subtenant shall promptly reimburse Sublandlord on demand for any costs and expenses incurred by Sublandlord in taking any such action. This obligation shall survive the expiration or earlier termination of the Sublease.

19.     Destruction by Fire or Other Casualty; Condemnation.

A.     If the Sublease Premises and/or the Building are partially or totally damaged or destroyed by fire or other casualty, except as expressly provided herein, Subtenant shall have no right to terminate this Sublease and this Sublease shall not be terminated by reason of such casualty unless the Prime Lease is terminated by Sublandlord or Prime Landlord pursuant to the provisions of the Prime Lease. Sublandlord shall give Subtenant prompt written notice of any such termination.

B.     This Sublease shall be considered an express agreement governing any case of damage or destruction of the Building or any part thereof by fire or other casualty, and any law providing for such contingency in the absence of such express agreement, now or hereafter enacted, shall have no application in such case.

C.     If the Prime Lease is terminated as the result of a taking of all or any portion of the Building by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Subtenant shall have no claim to any share of the award, except to file a separate claim for the value of any alterations and improvements made by Subtenant. The foregoing shall be self-operative without the necessity of the execution of any further instruments.

20.     Security Deposit. Subtenant has deposited with Sublandlord the sum of $11,947.54 as security for the faithful performance and observance by Subtenant of the terms, provisions and conditions of this Sublease (“Security Deposit”). Any interest accruing on the Security Deposit shall be the sole property of Sublandlord. It is agreed that in the event Subtenant defaults in respect of any of the terms, provisions and conditions of this Sublease, including, but not limited to, the payment of Rent, Sublandlord may, after notice to Subtenant and the expiration of any applicable grace period with respect to such default, if any, use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this Sublease, including but not limited to, any damages or deficiency in the re-letting of all or a portion of the Sublease Premises. In any such event, Subtenant shall promptly on demand deposit with Sublandlord so much of the Security Deposit as shall have been so expended so that Sublandlord shall at all times have the full Security Deposit required hereunder. If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the Security Deposit shall be returned to Subtenant, without interest, within thirty (30) days after the Expiration Date and after delivery of possession of the Sublease Premises to Sublandlord at the time and in the condition required in accordance herewith. Sublandlord shall not be obligated to deposit the Security Deposit in a separate account.

21. Brokers. Each party warrants and represents to the other party hereto that it has not dealt with any brokers in connection with this Sublease other than Cresa, who has represented Sublandlord, and Jones Lang LaSalle, who has represented Subtenant (together, the “Broker”). Each party hereby agrees to indemnify, defend, and hold the other party hereto harmless from any and all loss, damage, claim, liability, cost or expense (including, but not limited to, reasonable attorneys’ fees, disbursements and court costs) arising out of or in connection with any breach of the foregoing warranty and representation. The provisions of this Section 21 shall survive the expiration or earlier termination of this Sublease.

22. Notices. All notices, consents, approvals or other communications (collectively a “Notice”) required to be given under this Sublease or pursuant to law shall be in writing and, unless otherwise required by law, shall be either personally delivered, or sent by reputable overnight courier service, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the Sublandlord as the as set forth below, or such other address(es) as each such party may designate by Notice to the other.

If to Sublandlord:

KemPharm, Inc.

1180 Celebration Blvd.

Suite 103

Celebration, FL 34747

Attention: R. LaDuane Clifton, CFO

If to Subtenant:

Ciber Global, LLC

3270 W. Big Beaver Rd.

Suite 120

Troy, MI 48084

Attention: Contract Admin.

Any Notice given pursuant hereto shall be deemed to have been received on delivery if personally delivered, or one (1) business day following delivery to a reputable overnight courier service, or three (3) business days after the mailing thereof if mailed in accordance with the terms hereof, such mailing to be effected by depositing the Notice in any post office, branch post office or official depository regularly maintained by the United States Postal Service. If a party shall refuse to accept a Notice, then delivery shall be deemed to have occurred upon such refusal.

23. No Waivers. Failure by either party in any instance to insist upon the strict performance of any one or more of the obligations of the other party under this Sublease, or to exercise any election herein contained, or acceptance of payment of any kind with knowledge of a default by the other party shall in no manner be or be deemed to be a waiver by such party of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the defaulting party’s obligations hereunder. Except as may be agreed by Sublandlord to the contrary in writing, no payment by Subtenant or receipt by Sublandlord of a lesser amount than the correct amount of Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord’s right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or in equity.

24. Consent.   If Subtenant shall request Sublandlord’s consent to any matter and such consent is withheld or delayed, Subtenant shall not be entitled to any damages by reason thereof, it being intended that the sole remedy therefor shall be an action for specific performance or injunction and that such remedy shall only be available when Sublandlord has agreed herein not to unreasonably withhold or delay such consent or when, as a matter of law, such consent may not be unreasonably withheld or delayed.

25. Expiration of Term. Upon the expiration or sooner termination of the Term, Subtenant shall quit and surrender the Sublease Premises to Sublandlord in the same condition as each of the foregoing was in on the Commencement Date, reasonable wear and tear excepted, and Subtenant shall, at its sole cost and expense, remove all of Subtenant’s movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings and other items of movable personal property and shall otherwise comply with the provisions of the Prime Lease. Subtenant’s obligation to observe or perform this covenant shall survive the Expiration Date or sooner termination of the Term of this Sublease. Subtenant’s failure to comply with its covenant set forth in this Section 25 shall entitle Sublandlord to all of its rights hereunder, including, without limitation, the right to indemnification pursuant to Section 15 hereof for damages arising out of Subtenant’s failure to surrender the Sublease Premises when and in the condition required herein.

26.     Holdover. Subtenant will not be permitted to hold over possession of the Sublease Premises after the expiration or earlier termination of the Term without the express written consent of Sublandlord, which consent Sublandlord may withhold in its sole and absolute discretion with or without cause. If Subtenant holds over after the expiration or earlier termination of the Term with or without the express written consent of Sublandlord, then, in addition to all other remedies available to Sublandlord, Subtenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Sublease, but at a monthly Fixed Base Rent equal to one hundred fifty percent (150%) of the Monthly Rent under the Prime Lease applicable to the Sublease Premises. Any such holdover Rent shall be paid on a per month basis without reduction for partial months during the holdover. Acceptance by Sublandlord of Rent after such expiration or earlier termination shall not constitute consent to a hold over hereunder or result in an extension of this Sublease. This Section 26 shall not be construed to create any express or implied right to holdover beyond the expiration of the Term or any extension thereof. Subtenant shall be liable, and shall pay to Sublandlord within ten (10) days of demand, for all losses and damages incurred by Sublandlord as a result of such holdover, and shall indemnify, defend and hold Sublandlord harmless from and against all liabilities, damages, losses, claims, suits, costs and expenses (including reasonable attorneys’ fees and costs) arising from or relating to any such holdover tenancy, including without limitation, any claim for damages made by Prime Landlord or a succeeding subtenant. Subtenant’s indemnification obligation hereunder shall survive the expiration or earlier termination of this Sublease, or upon the early termination of Subtenant’s right to occupy the Sublease Premises. The foregoing provisions of this Section 26 are in addition to, and do not affect, Sublandlord’s right of re-entry or any other rights of Sublandlord hereunder or otherwise at law or in equity.

27.     Furniture. Sublandlord and Subtenant acknowledge and agree that certain furniture, fixtures, and equipment exists in the Sublease Premises as of the Sublease Commencement Date (collectively, the “Furniture”). Sublandlord and Subtenant have mutually prepared a list of all Furniture on or before the Commencement Date, a copy of which is annexed hereto as Exhibit B and made a part hereof. Sublandlord makes no representation or warranty whatsoever as to the condition of or title to the Furniture. Subtenant shall purchase all of the Furniture from Sublandlord, and Sublandlord shall convey the Furniture to Subtenant, on the Commencement Date through a bill of sale for a total sale price of One Dollar ($1.00). Subtenant (i) agrees to accept the Furniture in its “as-is” condition as of the Commencement Date, (ii) shall maintain the Furniture in good condition and repair throughout the Term, and (iii) shall be solely responsible for any and all costs associated with the Furniture (including, but not limited to, repair, maintenance and property taxes). During the Term, the Furniture shall remain in the Sublease Premises at all times and shall not be utilized in any location other than the Sublease Premises. Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all losses, claims, and damages arising out of or resulting from, or in any way connected with Subtenant’s failure to comply with this Section 27, and/or the use of the Furniture by Subtenant, or any officer, agent, employee, contractor, servant, invitee or guest of Subtenant, and such obligations shall survive the expiration or earlier termination of the Sublease.

28.     Parking. Provided Subtenant is not in default under the terms and provisions of this Sublease, Subtenant shall have the non-exclusive right during the Term to use up to thirty (30) of the unreserved parking spaces provided to Sublandlord by Landlord in the Landlord-controlled surface parking lot servicing the Building, provided that such use shall be in common with others on a “first-come, first-served” basis and shall at all times be subject to the terms and conditions of the Prime Lease, including, without limitation, Section 24 of the Original Lease.

29.     Signage. Subtenant may not install any signage, window coverings, blinds or similar items that are visible from outside the Premises without the prior written consent of Sublandlord and Prime Landlord, which consent may be withheld in each party’s sole and absolute discretion. Notwithstanding the foregoing, if Prime Landlord consents to the installation of standard building signage for Subtenant and Subtenant provides Sublandlord with proof of its payment of out-of-pocket expenses in connection with such signage installation, then Sublandlord shall reimburse Subtenant for such out-of-pocket expenses up to, but not exceeding, an amount equal to Five Hundred and No/100 Dollars ($500.00). Such reimbursement shall, at Sublandlord’s option, be made as a credit against Subtenant’s Fixed Rent payment next coming due.

30.     Prohibited Persons and Transactions. Subtenant represents and warrants to Sublandlord that Subtenant is not a party with whom Sublandlord is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC's Specially Designated Nationals and Blocked Persons List. Subtenant is currently in compliance with, and shall at all times during the Sublease term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. In the event of any violation of this section, Sublandlord shall be entitled to immediately terminate this Sublease and take such other actions as are permitted or required to be taken under law or in equity. SUBTENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SUBLANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, RISKS, LIABILITIES AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COSTS) INCURRED BY SUBLANDLORD ARISING FROM OR RELATED TO ANY BREACH OF THE FOREGOING CERTIFICATIONS. These indemnity obligations shall survive the expiration or earlier termination of this Sublease.

31.     Miscellaneous.

A.     This Sublease shall be governed by and construed in accordance with the laws of the state in which the Sublease Premises is located without regard to the conflicts of law principles thereof. All disputes arising under this Sublease shall be submitted to the exclusive jurisdiction of the appropriate state and federal courts of the state in which the Sublease Premises is located. Time shall be of the essence with respect to the performance of all Subtenant’s obligations hereunder.

B.     The Section headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

C.     If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

D.     All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

E.     All prior negotiations and agreements relating to this Sublease and the Sublease Premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by both parties hereto, and unless the same is permitted under the terms and provisions of the Prime Lease.

F.     This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it and Sublandlord shall have obtained Prime Landlord’s written consent to this Sublease and delivered to Subtenant an executed copy of such consent. Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Premises by Sublandlord.

G.     Capitalized terms not defined in this Sublease shall have the meanings ascribed thereto in the Prime Lease.

H.     At any time and from time to time Subtenant shall, within ten (10) days after a written request by Sublandlord, execute, acknowledge and deliver to Sublandlord a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modifications, (ii) the dates to which the Rent and other charges have been paid, and (iii) that to the best of Subtenant’s knowledge, no defaults exist under this Sublease or, if any do exist, the nature of such default.

I.     Subtenant agrees that in executing this Sublease, it has not relied upon any statements, representations, covenants or warranties made by Sublandlord or any person acting on behalf of Sublandlord other than those, if any, expressly set forth in this Sublease and on such investigations, examinations and inspections as Subtenant has chosen to make or has made.

J.     This Sublease may be executed in any number of counterparts with the same effect as if both parties had signed the same documents. All counterparts shall be construed together and shall constitute one Sublease. Signatures of this Sublease that are transmitted by either or both electronic or telephonic means (including, without limitation, facsimile, PDF and email) are valid for all purposes.

K.     This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, which covenant, agreement, obligation or other provision shall be construed and interpreted in the context of the Sublease as a whole. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

L.     The parties hereby waive any rights that they may have to trial by jury in any action or proceeding or counterclaim arising out of or in any way connected with this Sublease, the Sublease Premises and the use and occupancy thereof, to the extent permitted under applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease as a sealed instrument and have hereunto set their hands and seals as of the day and year first above written.

SUBLANDLORD:

SUBLANDLORD:

WITNESSES:	KEMPHARM, INC.
/s/ Susan Smoker
Print Name: Susan Smoker
By: /s/ R. LaDuane Clifton
/s/ Timothy Sangiovanni	Name: R. LaDuane Clifton
Print Name: Timothy Sangiovanni	Title: CFO
Date of Execution: 15 Jan 2020

SUBTENANT:

WITNESSES:	CIBER GLOBAL, LLC
/s/ Marie C Smith
Print Name: Marie C Smith
By: /s/ Sutbir Randhawa
/s/ Sarah Lombardi-Johe	Name: Sutbir Randhawa
Print Name: Sarah Lombardi-Johe	Title: VP
Date of Execution: 22 Jan 2020

EXHIBIT A

Prime Lease

[To be attached]

EXHIBIT B

Sublease Premises

Suite 108

EXHIBIT C

Furniture